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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
                      (860) 253-5200

            New England Bancshares, Inc. Reports Earnings Increase of
             $352,000 for the Three Months Ended December 31, 2008

ENFIELD, CT, January 28, 2009- New England Bancshares, Inc. (the "Company") (NASDAQ GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported net income for the quarter ended December 31, 2008 of $747,000, or $0.13 per diluted share as compared to net income of $395,000, or $0.07 per diluted share, reported for the same quarter a year ago, an increase of $352,000, or 89.1%. The Company reported a net loss of $795,000, or $0.14 per diluted share, for the nine months ended December 31, 2008 as compared to net income of $691,000, or $0.12 per diluted share, for the nine months ended December 31, 2007.

Key Items for the Quarter:

      o The Company recognized a $639,000 tax benefit on the $1.7 million other-than-temporary impairment charge taken in the previous quarter on pass-through auction rate securities issued by trusts with assets consisting solely of Fannie Mae and Freddie Mac preferred stock. The Company recorded an additional $105,000 other-than-temporary impairment pre-tax charge in the current quarter on these securities. At December 31, 2008 these securities have a book value of $28,000.
      o Net interest margin on a fully tax equivalent basis was 3.38% for the quarter ended December 31, 2008 compared to 3.40% in the same quarter a year ago and 3.38% for the quarter ended September 30, 2008. The Company's margin, which remained flat, has been negatively impacted by the historically low interest rates, including a Federal Funds rate which has a target between 0% and 0.25%.
      o The Company recorded a $565,000 provision for loan losses. See Asset Quality below.
      o Expenses of $247,000 were recorded for severance benefits in conjunction with the merger of the Company's two subsidiaries. See Merger below.
      o Capital remains strong with an equity to assets ratio of 11.8%. In addition the Tier 1 capital ratio was 7.86% for Enfield Federal Savings and Loan Association and 9.42% for Valley Bank.

Key Balance Sheet Changes at December 31, 2008 compared to March 31, 2008:

      o Total assets increased $33.9 million, or 6.5%, to $552.1 million at December 31, 2008.
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      o     Net loans  increased  $35.6  million,  or 9.6%, to $407.3 million at
            December 31, 2008. This increase was comprised of a $21.5 million increase in commercial business loans, an $11.5 million increase in commercial mortgage loans and a $6.4 million increase in residential mortgage loans, partially offset by a $3.7 million decrease in construction mortgage loans.
      o Deposits increased $27.9 million, or 7.5%, from $370.3 million at March 31, 2008 to $398.2 million at December 31, 2008. The increase is comprised of a $28.4 million increase in certificate of deposits and a $6.6 million increase in noninterest-bearing demand deposits, partially offset by a $7.9 million increase in money market demand deposits. At December 31, 2008 certificate of deposits comprised 57.5% of deposits.
      o Federal Home Loan Bank ("FHLB") advances increased from $61.9 million at Match 31, 2008 to $67.6 million at December 31, 2008, an increase of $5.7 million, or 9.2%. During the year the Company borrowed from the FHLB as an alternative to competing with above market-rate deposit rates offered by competitors in our market. The Company was able to reduce the rate paid on liabilities and was able to lock the rates in for a longer time period.

Asset Quality:

Total nonaccrual loans were $6.6 million at December 31, 2008, an increase of $5.4 million from $1.2 million at March 31, 2008. Of this increase, $4.4 million was comprised of commercial business loans and commercial mortgage loans. Net charge-offs were $154,000 and $277,000 for the three and nine months ended December 31, 2008, respectively. During the quarter and nine months ended December 31, 2008 the Company provided $565,000 and $872,000, respectively, in loan loss provisions. The allowance for loan losses as a percentage of gross loans outstanding increased from 1.08% at March 31, 2008 to 1.13% at December 31, 2008.

Merger:

On January 5, 2009, the Company announced its intention to merge its wholly-owned federal savings bank subsidiary, Enfield Federal Savings and Loan Association ("Enfield"), with and into its wholly-owned Connecticut commercial banking subsidiary, Valley Bank ("Valley"), and rename the combined bank "New England Bank." The Company will retain the name of each bank at their respective branches and operate the branches as a division of New England Bank. The subsidiary merger is designed to improve the efficiencies of the Company by eliminating the additional regulatory and administrative costs of maintaining two separately chartered banking subsidiaries with similar products, services and operations. The consolidation will allow the Company to reduce its operating expenses while maintaining the financial products and services offered by both banks. The combined structure will also assist the combined bank in offering a higher level of customer service. It is anticipated that the merger will allow the Company to reduce annual expenses in excess of $750,000. The merger of the banking subsidiaries is subject to regulatory approval and is expected to be completed in the second quarter of 2009.


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Acquisition:

On January 14, 2009 the Company announced its intention to acquire Apple Valley Bank & Trust Company of Cheshire, Connecticut. As part of the acquisition, Apple Valley Bank will be merged into New England Bancshares' wholly-owned banking subsidiary, Valley Bank. The transaction will increase New England Bancshares' assets from $541 million at September 30, 2008 to approximately $624 million and increase its banking offices from 12 to 15. Under the terms of the transaction, shareholders of Apple Valley Bank will be entitled to elect to receive either one share of New England Bancshares common stock or $8.50 in cash for each share of Apple Valley Bank common stock, subject to an aggregate allocation of 60% stock and 40% cash. Based upon the $8.50 per share price, the consideration is approximately 119% of Apple Valley Bank's tangible book value and represents a 2% franchise premium to core deposits. New England Bancshares expects the transaction to be accretive to earnings per share in the first full year of combined operations. It is expected that the transaction will close in the second quarter of 2009.


Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal Savings and Loan Association's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.



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                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)


Income Statement Data                 Three Months Ended     Nine Months Ended
                                          December 31,          December 31,
                                      -------------------   --------------------
                                        2008       2007       2008        2007
                                      --------   --------   --------    --------
Net interest and dividend income      $  4,022   $  3,846   $ 11,854    $  9,894
Provision for loan losses                  565         38        872         208
Non-interest income (charge)               438        434     (1,089)        836
Non-interest expense                     3,863      3,624     11,025       9,276
Net (loss) income                          747        395       (795)        691
Earnings (loss) per share:
   Basic                                  0.13   $   0.07   $  (0.14)   $   0.12
   Diluted                                0.13       0.07      (0.14)       0.12

Dividend per share                    $   0.04   $   0.03   $   0.11    $   0.09



Balance Sheet Data                      December 31, 2008        March 31, 2008
                                        -----------------        --------------
Total assets                                 $552,085               $518,179
Total loans, net                              407,332                371,769
Allowance for loan losses                       4,641                  4,046
Total deposits                                398,199                370,312
Repurchase agreements                          11,213                  8,555
FHLB advances                                  67,623                 61,928
Total equity                                   65,361                 68,737
Book value per share(1)                         11.60                  11.96
Tangible book value per share(2)                 8.59                   8.94

Key Ratios                        Three Months Ended        Nine Months Ended
                                     December 31,             December 31,
                                 -------------------      --------------------
                                 2008           2007       2008           2007
Return on average assets         0.54%          0.32%     (0.20)%         0.22%
Return on average equity         4.58%          2.25%     (1.58)%         1.40%
Net interest margin              3.38%          3.40%      3.39%          3.53%

(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $11.00 and $11.27 at December 31, 2008 and March 31, 2008, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $8.14 and $8.42 at December 31, 2008 and March 31, 2008, respectively.


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